Exhibit 10.2

This Agreement, made as of this 2nd day of December, 2007, by and among Eagle Bancorp, Inc. a Maryland corporation (“Eagle”), EagleBank, a Maryland chartered commercial bank and the wholly owned subsidiary of Eagle (“EagleBank”), and the undersigned director identified on the signature page hereto (a “Director”) of Fidelity & Trust Financial Corporation, a Maryland corporation (“Fidelity”) and/or Fidelity & Trust Bank, a Maryland chartered commercial bank and the wholly owned subsidiary of Eagle (“F&T Bank”).

WHEREAS, Eagle, Holdings, Fidelity and F&T Bank have entered into an Agreement and Plan of Merger, of even date herewith (the “Merger Agreement”), pursuant to which Fidelity will be merged with and into Woodmont Holdings, Inc., a wholly owned subsidiary of Eagle (“Holdings”), and each share of Fidelity Common Stock will be converted into Merger Consideration as set forth in the Merger Agreement; and

WHEREAS, the EagleBank and F&T Bank have entered into a Plan and Agreement of Merger (the “Bank Merger Agreement”), pursuant to which F&T Bank will be merged with and into EagleBank; and

WHEREAS, as a condition of Eagle’s obligations under the Merger Agreement and as a material inducement to Eagle to enter into the Merger Agreement, Eagle has requested that the members of the Boards of Directors of Fidelity and F&T Bank, and the Director desires to agree, to certain restrictions on their respective ability to compete with Eagle and EagleBank following consummation of the Merger; and

WHEREAS, Eagle, EagleBank and the Director desire to enter into this Agreement to set forth the duration, scope and other terms and conditions of such limitations;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             From and after the Effective Time until the date which is one year after the Effective Time (the “Non-Compete Period”), the Director shall not, directly or indirectly, engage or (i) participate in the ownership, management, operation, control or financing of; or (ii) provide any service, advice or assistance regarding the management operation, formation or acquisition of; (iii) have any financial interest in, whether as organizer, director, advisory director, officer, employee, consultant, partner, contractor, stockholder (other than as a holder of less than 5% of the capital stock of a financial institution, whether the financial institution is a privately held company or a reporting company under the Securities Exchange Act of 1934); of any federal or state commercial bank, credit union, industrial loan bank, savings institution, thrift or non-bank commercial or commercial real estate lending business, or any person or entity seeking to acquire or form such a institution or company (“Financial Institution”), competitive with that of Eagle or EagleBank’s business as it exists on the date hereof which has a branch or loan production office located in the Maryland counties of Montgomery, Prince Georges, Frederick, Howard, and the District of Columbia, and the Virginia counties of Arlington, Fairfax, Fauquier, Loudoun and Prince William Counties and the cities of Alexandria, Fairfax, Falls Church, Manassas and Manassas Park (the “Designated Area”), including but not limited to a Financial Institution engaged in, or which controls any entity engaged in, retail banking services, commercial banking services, consumer savings accounts, deposit production, commercial loan production or commercial or commercial real estate lending services in the Designated Area. Notwithstanding the foregoing (i) the provisions of this Section 1 shall not apply to any relationship of the types described, which the Director has with any institution other than Eagle as of the date hereof and (ii) the provisions of this Section 1 do not apply to advisory relationships with a financial institution which the Director may have as of the date hereof or may hereafter have, solely in the capacity as legal counsel, investment banker or independent public accountant and (iii) the provisions of Section 1 do not apply for any of the foregoing activities that are not in the Designated Area.

Eagle and EagleBank acknowledge that Messrs. Robert Fiallo, Christopher Miller and Robert Tyson are currently engaged in the following activities and agree that all may continue these activities after the date hereof: (1) the origination of commercial and residential real estate through mortgage brokerage business, (2) the purchase or sale of residential or commercial mortgages, (3) the brokerage or acting as an intermediary for (A) the sale/purchase of commercial or residential loans between or among parties or (B) trust preferred securities, (4) commercial real estate development, provided, however, that the activities under (1) through (4) are not done with the customers of Eagle and EagleBank or Fidelity and F&T Bank on date hereof and that the commercial loans originated for sale (other than those by Mr. Miller) or commercial or commercial real estate loans that are brokered (other than those by Mr. Miller) shall be offered first to Eagle and EagleBank (“First Offer”). Eagle or EagleBank shall accept or refuse such First Offer in a commercially reasonable period of time not to exceed 10 days after receiving notice.  This paragraph shall be effective for Eagle, EagleBank and Messrs. Fiallo, Tyson and Miller.

Eagle and EagleBank acknowledge and agree that Mr. Miller may at any time during the term of this Agreement change his current employment to be hired by any Financial Institution in the Designated Area whereby Mr. Miller’s job responsibilities and duties in such new position (including, but not limited to, management) will involve the origination and/or sale of commercial, residential mortgage or other loan or financial products for such Financial Institution. This paragraph shall be effective only for Mr. Miller.

Eagle and EagleBank acknowledge and understand that Mr. Jay Weinstein is an investment advisor and owns his own investment advisor business (“Business”) and that during the term of this Agreement, Mr. Weinstein will not in any way be restricted from the sale of his Business to another Financial Institution or affiliation of the Business with another Financial Institution in the Designated Area. This paragraph shall be effective only for Mr. Weinstein.

2.             From and after the Effective Time until the date which is two years after the Effective Time (the “Non-Solicit Period”), the Director shall not, directly or indirectly, disclose or use, or authorize any person or entity to disclose or use, any confidential or nonpublic information relating to Eagle, EagleBank, Fidelity or F&T Bank of which such Director is aware or to which such Director has access, as a result of such Director’s service on the Board of Directors or as an officer of Eagle, EagleBank, Fidelity or F&T Bank, including but not limited to information regarding the customers, products, manners of business and product development, or employees of Fidelity, F&T Bank, Eagle or EagleBank (whether or not any of the foregoing is novel or known by any other person); provided however, that this restriction shall not apply to the disclosure of confidential information (i) to any governmental entity to the extent required by law, or (ii) which is publicly known and available through no wrongful act of such Director or any affiliate of such Director.  Nothing contained herein is intended to authorize the disclosure of any information in violation of law or other duties of confidentiality which may be applicable to Director.

3.             During the Non-Solicit Period, the Director shall not, directly or indirectly, for or on behalf of such Director or any other person or entity other than Eagle or EagleBank, accept banking business from, solicit the banking business of, or induce to discontinue, terminate or reduce the extent of their relationship with Eagle or EagleBank, any person or entity who was a customer of Fidelity or F&T Bank as of the date hereof or at the Effective Time.

4.             During the Non-Solicit Period, the Director shall not, directly or indirectly, for or on behalf of such Director or any other person or entity other than Eagle or EagleBank, initiate any offer of employment to or hiring process with respect to, or in any manner solicit the services, or hire any person who was an employee of Fidelity or F&T Bank at the date hereof or at the Effective Time.

5.             In the event of a breach or violation of this Agreement by the Director, the running of the Non-Compete Period and/or the Non-Solicit Period shall be tolled during the continuance of such breach or violation, and the Non-Compete Period and/or the Non-Solicit Period shall be extended by the period of time for which such breach or violation was continuing.

6.             The parties hereto agree that the subject matter of this Agreement is unique and that the damages accruing to the parties hereto as a result of a breach hereof are not readily subject to calculation, and that the failure of any party to perform hereunder will result in irreparable damage to the other parties, and that specific performance of the obligations of the parties hereto is an appropriate and authorized remedy for a breach hereof.

7.             This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, superseding all prior understandings and agreements, written and oral.

8.             This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

9.             Any illegality, invalidity or unenforceability of any provision hereof in any jurisdiction shall not invalidate or render illegal or unenforceable in such jurisdiction the remaining provisions hereof and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.  In the event that the scope or duration of any provision hereof shall be found to be unenforceable in any jurisdiction, then such provision shall be interpreted to provide for the broadest scope or longest duration which would be enforceable in such jurisdiction.

10.           Capitalized terms used and not defined herein and defined in the Merger Agreement shall have the meaning ascribed to them in the Merger Agreement.

11.           This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

EAGLE BANCORP, INC.

By:
Name:
Title

EAGLE BANK

By:
Name:
Title

DIRECTOR

Name: